                                  SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[_] Preliminary proxy statement
[X] Definitive proxy statement
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           Keith M. Giger, Secretary and Treasurer of the Registrant
              By Order of the Board of Directors of the Registrant
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[_] $125 per Exchange Act Rule 14a-6(i)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1)  Amount previously paid:

- --------------------------------------------------------------------------------
    (2)  Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
    (3)  Filing party:

- --------------------------------------------------------------------------------
    (4)  Date filed:

- --------------------------------------------------------------------------------

                                 IOWA-ILLINOIS
                            GAS AND ELECTRIC COMPANY
                            ------------------------
                                ENERGY IN ACTION



                                ---------------

                                   Notice of

                                 Annual Meeting

                                      and

                                Proxy Statement
                                ---------------



                         Annual Meeting of Shareholders
                          The Mark of the Quad Cities
                                1201 River Drive
                                Moline, Illinois
                                 April 28, 1994
                                   10:00 a.m.

                     IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                             206 EAST SECOND STREET
                             DAVENPORT, IOWA 52801



                                                                  March 16, 1994


Dear Shareholder:


     You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Iowa-Illinois Gas and Electric Company to be held on Thursday, April 28, 1994, at 10:00 a.m. at The Mark of the Quad Cities, 1201 River Drive, Moline, Illinois.


     Your vote is extremely important. Please make sure your shares are represented at the Annual Meeting even if you are unable to attend. We were pleased with the response of our shareholders for the 1993 Annual Meeting, at which 80 percent of the Company's eligible shares were represented in person or by proxy.


     Even if you plan to attend the meeting, I urge you to mark, sign and date the enclosed proxy and return it promptly. You may revoke your proxy by writing the Secretary and Treasurer of the Company, by filing another proxy with him prior to or at the meeting or by attending the meeting and voting in person.

     We appreciate your investment in the Company and look forward to seeing you on April 28.



                                         Sincerely,



                                         Stanley J. Bright
                                         Chairman and
                                          Chief Executive Officer

                     IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                             206 EAST SECOND STREET
                             DAVENPORT, IOWA 52801

                            NOTICE OF ANNUAL MEETING

TO SHAREHOLDERS OF
IOWA-ILLINOIS GAS AND ELECTRIC COMPANY:


     In accordance with Article II of the By-laws, notice is hereby given that the annual meeting of shareholders of Iowa-Illinois Gas and Electric Company will be held at The Mark of the Quad Cities, 1201 River Drive, Moline, Illinois, on April 28, 1994, at 10:00 a.m.

     Shareholders of record at the close of business on February 28, 1994, will be entitled to vote at the meeting.

     The matters to be considered and voted upon are:

1.   Election of a board of directors;


2. Amendment of the Company's First Restated Articles of Incorporation to limit each director's monetary liability to the Company and its shareholders arising from a breach of such director's fiduciary duty, as recently permitted by Illinois corporate law;

3. Adoption of the Company's 1994 Key Employee Sustained Performance Plan under which the Company may issue from time to time up to 100,000 of its Common Shares;


4. Consideration of a shareholder proposal concerning executive compensation, if such proposal is brought before the meeting; and




5.   Any other matters which may properly be brought before the meeting.

     Please specify your choices by marking the appropriate boxes on the enclosed proxy. However, if you wish to vote in accordance with the recommendations of the board of directors, you need not mark any box. You need only SIGN, DATE and RETURN the proxy.

     Please sign, date and return the proxy in the enclosed postage-paid envelope. You may revoke your proxy by providing written notice to or by filing another proxy with the Company, to the attention of the undersigned, prior to or at the meeting or by attending the meeting and voting in person.

     We hope you will participate in the annual meeting, either through your attendance or by providing your proxy. Your continued interest in the Company and your cooperation are greatly appreciated.

                                              By Order of the Board of Directors

                                                                  Keith M. Giger
                                                         Secretary and Treasurer

March 16, 1994

                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXY


     This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors of Iowa-Illinois Gas and Electric Company ("Company") for use at the annual meeting of shareholders to be held on April 28, 1994, and will be mailed to shareholders on or about March 16, 1994.
Proxies may be revoked at any time prior to the voting thereof by giving written notice of revocation to or by filing a subsequently dated proxy with the Secretary and Treasurer of the Company prior to or at the meeting or by attending the meeting and voting in person. Duly executed proxies received by the management prior to the meeting will be voted at the meeting in accordance with the directions noted thereon.

OUTSTANDING VOTING SECURITIES


     The shareholders of record at the close of business on February 28, 1994, are entitled to vote at the meeting. Each Preferred Share, each Preference Share and each Common Share entitle the holder thereof to one vote upon each matter coming before the meeting, with the right to cumulate votes in the election of directors. As of February 28, 1994, there were outstanding 198,288 Preferred Shares, 500,000 Preference Shares and 29,348,749 Common Shares. A majority of the outstanding shares entitled to vote, represented at the meeting in person or by proxy, will constitute a quorum for consideration of all matters at the meeting.

PROXY VOTING


     At the meeting, the shareholders will elect ten directors by cumulative voting and will vote on a proposed amendment to the Company's First Restated Articles of Incorporation and the proposed 1994 Key Employee Sustained Performance Plan. In addition, the shareholders may vote upon a shareholder proposal, if such proposal is brought before the meeting.

     With respect to the election of directors, a shareholder may (i) vote "FOR" the election of all ten of the nominees for director named herein, (ii) "WITHHOLD AUTHORITY" to vote for all such nominees or (iii) withhold authority to vote for one or more of such nominees and vote for all of the remaining nominees. Withholding authority to vote for a particular nominee, however, will not prevent such nominee from being elected. In addition, every shareholder has the right to cast votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may distribute such votes among as many candidates as desired in whatever proportion is desired. Except as otherwise instructed by a shareholder, each signed and returned proxy that grants authority to vote for one or more of such nominees will authorize the proxies to cumulate all votes which the shareholder is entitled to cast and to allocate such votes among such nominees as such proxies determine, in their sole and absolute discretion.

     With respect to each other matter specified in the notice of the meeting, a shareholder may (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or
(iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the effect of a vote against such matter.


     Shares will be voted as instructed in the accompanying proxy, if signed and returned to the Company, on each matter submitted to the shareholders. If no instructions are given, the shares will be voted for the election of all ten nominees for director named herein, for approval of the proposed amendment of the First Restated Articles of Incorporation, for approval of the proposed 1994 Key Employee Sustained Performance Plan and against the shareholder proposal if it is brought before the meeting.


     Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to the shareholder proposal. The rules of the New York Stock Exchange do not permit a broker to vote shares held in street name with respect to the shareholder proposal in the absence of instructions from the beneficial owner of such shares. The shares represented by broker proxies which are not voted with respect to the shareholder proposal will not be considered entitled to vote with respect to such proposal; accordingly, such shares will not affect the determination of whether such proposal is approved, although such shares will be considered in determining the presence of a quorum at the meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES
     The following are the only persons known to the Company to beneficially own more than five percent of any class of the Company's voting securities as of January 31, 1994:

                                                                         Percent
                                                     Number of Shares       of
        Class                Name and Address       Beneficially Owned    Class

- --------------------------------------------------------------------------------
Preference Shares       Humana Inc.                 42,250               8.5%
                        500 West Main Street
                        Louisville, Kentucky 40202

FINANCIAL STATEMENTS
     The Company's annual report for 1993, including financial statements, has been mailed to all shareholders entitled to vote at the meeting.

                            1. ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors of the Company, are to be elected to hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. If a quorum is present at the meeting, the ten candidates for director receiving the greatest number of votes will be elected. If individuals other than the nominees named below are nominated for director of the Company, the proxies intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in such manner as will assure the election of all nominees named below or, if they shall have insufficient votes for such purpose, the election of as many of such nominees as is possible.

NOMINEES FOR DIRECTOR
     Information as to each of the nominees is set forth below.

               STANLEY J. BRIGHT, 53
               Chairman, President and Chief Executive Officer of Iowa-Illinois Gas and Electric Company

[Photo]        Committee Chairman:  Executive and Finance.

               Mr. Bright, a director since 1987, has been Chairman, President and Chief Executive Officer of the Company since 1991. He joined the Company in 1986 as Vice President-Finance and Chief Financial Officer, and was elected President and Chief Operating Officer in 1990. He is also Chairman and Chief Executive Officer of InterCoast Energy Company.

               JOHN W. COLLOTON, 62
               Vice President for Statewide Health Services, University of Iowa, Iowa City, Iowa

[Photo]        Committee Membership:  Audit; Compensation; Executive; Finance;
               Nominating.

               Mr. Colloton was elected to the Board in 1992. He served as Director and CEO of the University of Iowa Hospitals and Clinics from 1971 to 1993, when he assumed his present position. He serves as a director of Baxter International Inc., Premier Anesthesia, Iowa State Bank and Trust Company and Blue Cross & Blue Shield of Iowa and South Dakota.

               LANCE E. COOPER, 50
               Vice President-Finance and Chief Financial Officer, Iowa-Illinois Gas and Electric Company

[Photo]        Committee Membership:  Finance.

               Mr. Cooper joined the Company in his present capacity in 1991 and became a director in 1992. He is also a member of the board of directors of InterCoast Energy Company. He served as Vice President-Control of Atlantic City Electric Company from 1984 through 1991.

               FRANK S. COTTRELL, 51

               Vice President, General Counsel and Secretary, Deere & Company, Moline, Illinois

[Photo]        Committee Membership:  Audit; Compensation; Executive; Finance;
               Nominating.


               Mr. Cottrell, who became a director in 1992, has been an employee of Deere & Company since 1967. He was elected to his present position in 1993. Prior to that time, he served as General Counsel and Secretary from 1991 through 1993 and as Secretary and Associate General Counsel from 1987 through 1991.

               WILLIAM C. FLETCHER, 67
               Retired President of Rapids Chevrolet Company, Cedar Rapids, Iowa

[Photo]        Committee Chairman:  Audit.
               Committee Membership:  Compensation; Executive; Finance;
               Nominating.

               Mr. Fletcher, a director since 1977, is Chairman of the Board of Perpetual Savings Bank, FSB.

               MEL FOSTER, JR., 66
               Chairman, Mel Foster Co., Inc., Real Estate and Insurance, Davenport, Iowa

[Photo]        Committee Vice Chairman:  Executive.
               Committee Membership:   Audit; Compensation; Finance; Nominating.

               Mr. Foster has been a director since 1972.

               NANCY L. SEIFERT, 64
               Executive Vice President, James F. Seifert & Sons L.C., Cedar Rapids, Iowa

[Photo]        Committee Chairman:  Compensation.
               Committee Membership:  Audit; Executive; Finance; Nominating.

               Mrs. Seifert has been a director since 1985.

               STEPHEN E. SHELTON, 46
               Vice President-Electric Operations, Iowa-Illinois Gas and Electric Company

[Photo]        Committee Membership:  Finance.

               Mr. Shelton has been a director since 1990. He has been an employee of the Company since 1970 and a Vice President since 1985.

               W. SCOTT TINSMAN, 61
               Co-Owner and Vice President, Twin-State Engineering and Chemical Company, Bettendorf, Iowa


[Photo]        Committee Membership:  Audit; Compensation; Executive; Finance;
               Nominating.

               Mr. Tinsman has been a director since 1988.

               LEONARD L. WOODRUFF, 65
               President, Woodruff Construction, Fort Dodge, Iowa

[Photo]        Committee Chairman:  Nominating.
               Committee Membership:  Audit; Compensation; Executive; Finance.

               Mr. Woodruff has been a director since 1972.

     Mr. Fletcher retired from his principal position of employment in 1991.
Mr. Fletcher had been associated with his employer for at least five years prior to his retirement. Mrs. Seifert was elected to her current position in 1993. Mrs. Seifert had retired from her prior position as a merchandise executive with Seifert's Inc., Cedar Rapids, Iowa in 1990, a position which she held for at least five years prior to her retirement. All other nominees for director, except for Mr. Cooper, have been associated with their respective employers for at least five years.

     The management believes each of the persons named herein will be available to serve as a director, but if any nominee shall be unable to serve as a director, the proxies may be voted for another individual to be selected by the persons named in the proxy.

BOARD AND COMMITTEE INFORMATION

     The business of the Company is managed by its officers under the general policy guidelines of the Board of Directors. Six meetings of the Board of Directors were held during 1993. Each director attended at least 75% of the aggregate of the meetings of the Board and the Committees on which he or she served.

     The AUDIT COMMITTEE reviews major accounting and financial reporting policies, issues pertaining to the Company's system of internal controls and related organizational matters (including possible employee conflicts of interest), audit and non-audit services provided by the Company's independent accountants and the costs of each and the effect of non-audit services on the independence of such accountants and recommends to the Board of Directors the annual appointment of independent accountants. The Committee held three meetings during 1993.

     The COMPENSATION COMMITTEE reviews overall compensation practices of the Company and recommends officers' salaries and board and committee fee structures to the Board of Directors. The Committee held four meetings during 1993.

     The FINANCE COMMITTEE reviews investment guidelines and plans and programs of the Company's wholly-owned non-regulated subsidiary, InterCoast Energy Company ("InterCoast"); recommends to the Board of Directors appropriate changes to such investment guidelines; and reviews performance of InterCoast. The Committee also reviews the performance of the Company's pension plan asset managers and, as directed by the Board of Directors, reviews proposals for issuing and redeeming the Company's securities. The Committee held four meetings during 1993.

     The NOMINATING COMMITTEE advises the Board of Directors on the composition of the Board of Directors and the composition and duties of Committees thereof. The Committee recommends to the Board of Directors the slate of nominees for election at the annual shareholders' meeting. Nominees are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. Shareholders who wish to suggest nominees should write to the Secretary and Treasurer of the Company stating in detail the qualifications of such persons and evidencing such persons' willingness to serve. Suggestions for the following year's annual meeting should be received by October 1. The Committee held two meetings during 1993.
     Directors who are not officers of the Company receive an annual retainer of $14,400 and a fee of $400 per Board and Committee meeting attended. Directors who are officers of the Company do not receive an annual retainer or attendance fees. Directors are reimbursed for travel expenses.

SECURITY OWNERSHIP OF MANAGEMENT

     At January 31, 1994, each director and each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group beneficially owned equity securities of the Company as follows:

- ------------------------------------------------------------------------------
                                             Number of
                         Name of              shares
   Title of             beneficial         beneficially     Percent
     class                owner              owned (1)    of class (2)
- --------------------------------------------------------------------------------
Common Shares    Stanley J. Bright            3,727           --
                 John W. Colloton               500           --
                 Lance E. Cooper              2,658           --
                 Frank S. Cottrell            1,000           --
                 William C. Fletcher          1,009           --
                 Mel Foster, Jr.             17,000(3)        --
                 William T. Green               842           --
                 Donald C. Heppermann         1,113           --
                 Nancy L. Seifert             1,182           --
                 Stephen E. Shelton           3,988           --
                 W. Scott Tinsman             1,700           --
                 Leonard L. Woodruff         15,029           --

                 All directors and
                 executive officers as a
                 group (19 persons)          58,353           --


- --------------------------------------------------------------------------------



(1) Shares owned beneficially by spouses and minor children of the directors and executive officers and shares held by the Trustee under the Company's Savings Plan are included.

(2) The percentage of shares beneficially owned by each director and each executive officer and by all directors and executive officers as a group does not exceed one percent of the class so owned and, therefore, the precise percentage has not been furnished in accordance with Item 403 of Regulation S-K under the Securities Exchange Act of 1934.

(3) Includes 10,000 shares held by corporations in which Mr. Foster has a substantial beneficial interest.

     Directors and officers of the Company are required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, the Company's equity securities. Based upon a review of records furnished to the Company for 1993, all required reports were filed in a timely manner.

EXECUTIVE COMPENSATION
     The following table sets forth the aggregate compensation for services in all capacities for the fiscal years ended December 31, 1993, 1992 and 1991, paid to or set aside by the Company and its subsidiaries for the persons who were, at December 31, 1993, the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------
                                                    Annual
                                                 Compensation
                                              ------------------
                                                                    All Other
                                               Salary     Bonus    Compensation
Name and Principal Position             Year    (1)        (2)       (3)(4)
- --------------------------------------------------------------------------------

Stanley J. Bright (5)                   1993  $285,000   $17,100        $11,273
  Chairman, President and Chief         1992   276,352      --            9,443
  Executive Officer                     1991   247,252      --             --

Stephen E. Shelton                      1993   206,000    12,360          8,913
  Vice President                        1992   202,333      --            7,567
                                        1991   188,333      --             --

Donald C. Heppermann                    1993   186,583    33,660          6,467
  President and Chief Operating         1992   173,667      --            5,302
  Officer, InterCoast Energy            1991   163,000      --             --
  Company

William T. Green                        1993   189,000    11,340         45,724
  Senior Vice President                 1992   185,334      --           11,515
                                        1991   173,041      --             --

Lance E. Cooper (6)                     1993   163,000     9,780          6,656
  Vice President and Chief Financial    1992   160,700      --            1,443
  Officer                               1991    66,178      --             --
- --------------------------------------------------------------------------------



(1) Represents salaries (including amounts deferred by the Named Executive Officers under the Company's Savings Plan and Compensation Deferral Plan for Designated Officers).

(2) No bonuses were paid in 1992 or 1991. See the Compensation Committee Report on Executive Compensation for a discussion of bonuses earned in 1993.

(3) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts in the All Other Compensation column will be phased-in to the Summary Compensation Table over a three-year period. Amounts in this column for 1993 consist of (i) contributions by the Company to its Savings Plan of $5,554, $5,505, $5,132, $5,529 and $4,618 for Messrs. Bright, Shelton, Heppermann, Green and Cooper, respectively; (ii) above-market earnings under the Compensation Deferral Plan for Designated Officers of $5,719, $3,408, $1,335, $8,387 and $2,038 for Messrs. Bright,

     Shelton, Heppermann, Green and Cooper, respectively; and (iii) a payment to Mr. Green of $31,808 representing accrued vacation pay on account of his retirement.

(4) Company Pension Plan contributions are not included in this table since the Plan is group funded and contributions in respect of individual employees are not and cannot be separately or individually calculated by the actuaries for the Plan. The Company was not required to make contributions to the Plan during the three-year period ended December 31, 1993 because it satisfied Internal Revenue Service funding requirements for those years.

(5) Mr. Bright was elected President and Chief Operating Officer, effective April 1, 1990. He was elected to the additional positions of Chairman and Chief Executive Officer, effective May 1, 1991.

(6) Mr. Cooper was elected Vice President-Finance and Chief Financial Officer, effective October 9, 1991. He was previously Vice President-Control of Atlantic City Electric Company.

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE
     The following table sets forth awards earned by the Named Executive Officers for 1993 under the Company's 1993 Key Employee Sustained Performance Plan. If a Named Executive Officer's employment were terminated for any reason other than death, total disability, retirement or a "qualifying termination" following a change in control, awards previously earned but not paid out would be subject to forfeiture.


                 LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

- ---------------------------------------------------------------------------------------
                                        Performance or
                         Number of       other period
                       shares, units         until       Estimated future payouts under
                      or other rights     maturation     non-stock price-based plans (3)
                                                         -------------------------------
Name                        (1)          or payout (2)   Threshold    Target    Maximum
- ----------------------------------------------------------------------------------------

Stanley J. Bright         $84,075          1994-1997       $77,186    $109,116  $162,889
                                                          - 97,712

Stephen E. Shelton         40,170          1994-1997        36,878      52,134    77,826
                                                          - 46,686

Lance E. Cooper            31,785          1994-1997        29,181      41,252    61,581
                                                          - 36,941


(1) Represents the dollar amount of the contingent award granted to the Named Executive Officer under the Company's 1993 Key Employee Sustained Performance Plan based on the number of points earned for 1993.

     Award opportunities for each fiscal year under the Plan are based on a "100 point system" and the accumulation of points under specific goal and discretionary award components of the Plan. Points earned in respect to the achievement of specific goals may range from 0 to 100. The discretionary award, under which points earned may range from 0 to 30, is determined by the Compensation Committee in recognition of other outstanding performance results, if any. The threshold level of performance is achieved if 35 or more points are earned, the target level of performance is achieved if 70 or more points are earned and the maximum level of performance is achieved if the full 100 points are earned. If total points earned for a particular year are less than 35, then no award is granted for that year. Further, award opportunities for a particular year will be reduced or eliminated if the threshold, representing the minimum corporate performance level established for that year, is not achieved.

     For 1993, achievement of the threshold level of performance would have entitled Mr. Bright to an award of 15% of salary and the other Named Executive Officers to an award of 10% of salary. Achievement of the targeted and maximum levels of performance would have entitled such persons to an award of 30% and 20%, respectively, for targeted levels of performance and 45% and 30%, respectively, for maximum levels of performance. The actual points awarded based upon 1993 performance resulted in awards to Mr. Bright and the other Named Executive Officers who are participants in the Plan of 29.5% and 19.5%, respectively.

(2) It is anticipated that 2/3 of the payout will occur in 1996 and 1/3 will occur in 1997. In addition to being subject to the -20% to +30% range of annual adjustments discussed below, the 1997 portion of the payout will be further adjusted based on the ratio of the market price of the Company's Common Shares on March 15, 1997 to the market price of the Company's Common Shares on December 31, 1992.

(3) The amount of the award that the Named Executive Officer will ultimately receive may fluctuate each year subsequent to the year for which the award is made and prior to the year of payout from a decrease of up to 10% per year to an increase of up to 20% per year based on points awarded for such subsequent years under the specific goal and discretionary award provisions of the Plan. The amount of the award may also fluctuate an additional amount each year subsequent to the year for which the award is made and prior to the year of payout from a decrease of up to 10% per year to an increase of up to 10% per year based on the percentage points by which the total return to the Company's shareholders for such subsequent year is below or above, respectively, the median total return for all utility companies included in the Salomon Brothers utility group.


     The entire award is at risk pursuant to specific provisions of the Plan. Scheduled payouts could be subject to indefinite deferrals in the event that the minimum corporate performance level is not reached for the year prior to each such scheduled payout. Since all awards made, but not paid out, are subject to a maximum 20% reduction each year, the entire amount of each award is, therefore, subject to ongoing reductions. The Plan also provides that all awards made but not paid out would be subject to forfeiture in the event of an employment termination for any reason other than death, total disability, retirement or a "qualifying termination" due to a change in control.

     Amounts shown under the heading "Threshold" reflect a range of possible payout amounts between (a) a maximum (which assumes (i) that each Named Executive Officer earns 35 points each year until payout of the Plan award and (ii) that the total return to shareholders for each such year is equal to the median total return of all utility companies included in the Salomon Brothers utility group) and (b) a minimum (which adjusts the maximum amounts to reflect the assumption that the total return to shareholders for each such year is sufficiently below the median total return of all utility companies in the Salomon Brothers utility group to result in annual reductions of 10% on account of the total return to shareholders achieved). The "Target" amount assumes that each Named Executive Officer earns 70 points each year until payout of the Plan award and that the total return to the Company's shareholders equals the median total return of all utility companies in the above comparison group in each year prior to the year of payout. The "Maximum" amount assumes that each Named Executive Officer earns 100 points each year until payout of the

     Plan award and that the total return to the Company's shareholders for each such year is sufficiently above the total return of all utility companies in the above comparison group in each year prior to the year of payout to result in annual increases of 10% on account of the total return to shareholders achieved. Each such amount assumes that the market price of the Company's Common Shares on March 15, 1997 is equal to such price on December 31, 1993.

PENSION PLAN

     The Company's tax-qualified Pension Plan covers substantially all employees who have reached age 21. Benefits upon retirement are determined under a formula based on the eligibility date of the employee, age at retirement, final average compensation and years of credited service. Final average compensation is determined by the highest sixty consecutive months of compensation during the ten years prior to retirement. For the Named Executive Officers, such covered compensation is reflected in the Salary column of the Summary Compensation Table minus, in each case, the amount of deferred compensation included in the amounts shown. The maximum years of credited service allowed under the Plan at December 31, 1993 was 40. The maximum annual pension benefit for plans qualified under the Internal Revenue Code is $118,800 for 1994. Pension plan benefits are not subject to Social Security or other offsets. As of December 31, 1993, Messrs. Bright, Shelton, Heppermann, Green and Cooper had 6, 22, 2, 13 and 1 years of credited service, respectively.

                               PENSION PLAN TABLE

I.  For Employees Eligible as of 12/31/75:

                 Annual Benefits for Years of Credited Service Indicated
                ---------------------------------------------------------
                                    Years of Service
                                    ----------------

Remuneration    15 Yrs.  20 Yrs.  25 Yrs.  30 Yrs.  35 Yrs.  40 Yrs.
- --------------  -------  -------  -------  -------  -------  -------
$125,000         39,790   44,303   48,817   53,330   57,743   64,093
 150,000 (1)     48,040   53,553   59,067   64,580   70,093   77,593
 175,000 (1)     56,290   62,803   69,317   75,830   82,343   91,903
 200,000 (1)     64,540   72,053   79,567   87,080   94,593  104,593
 235,840 (1)     76,367   85,314   94,261  103,208  112,155  118,800  (2)

II.  For Employees Eligible after 12/31/75:

                 Annual Benefits for Years of Credited Service Indicated
                ---------------------------------------------------------
                                    Years of Service
                                    ----------------

Remuneration    15 Yrs.  20 Yrs.  25 Yrs.  30 Yrs.  35 Yrs.  40 Yrs.
- --------------  -------  -------  -------  -------  -------  -------
$125,000         24,790   33,053   41,317   49,580   57,843   64,093
 150,000 (1)     30,040   40,053   50,067   60,080   70,093   77,593
 175,000 (1)     35,290   47,053   58,817   70,580   82,343   91,093
 200,000 (1)     40,540   54,053   67,567   81,080   94,593  104,593
 235,840 (1)     48,066   64,089   80,111   96,133  112,155  118,800  (2)

(1) During 1994, compensation in excess of $150,000 may not be used to compute benefits under the tax-qualified Pension Plan. However, a benefit accrued after 1993 will not be less than the benefit accrued as of December 31, 1993 based on total compensation without regard to this limitation. The pension qualified compensation for 1993 was $235,840.

(2)  Internal Revenue Service limitation on annual benefits for 1994.

SUPPLEMENTAL RETIREMENT PLAN FOR DESIGNATED OFFICERS


     The Supplemental Retirement Plan for Designated Officers provides executive officers who retire after attaining sixty-five years of age or due to disability with an aggregate retirement benefit which (together with all benefits under the Company's Pension Plan and similar plans of previous employers) will equal 65% of the highest annual salary in the three years immediately prior to retirement or disability. Under some circumstances reduced retirement benefits are payable on early retirement. The surviving spouse of a deceased retired officer will receive an amount equal to two-thirds of the officer's retirement benefit, as determined under the Plan, for life. If the officer dies before retirement, a survivor's benefit will be paid to the designated beneficiary or estate for 15 years. The Plan provides for the vesting and payment of benefits to executive officers who are participants in the Plan if, within twenty-four full calendar months immediately following a "Change in Control" (as such term is defined under "Severance Plan" below), the executive's employment with the Company terminates either (i) involuntarily for any reason or (ii) voluntarily after furnishing six full months' prior notice of such termination to the President of the Company. The Plan would provide an estimated maximum annual aggregate retirement benefit upon retirement at age 65 for Messrs. Bright, Shelton, Heppermann, Green and Cooper of $185,250, $133,900, $121,550, $122,850 and
$105,950, respectively (such amounts are then reduced by benefits received under the Company's Pension Plan and similar plans of previous employers), assuming the named officers continue their employment at their December 31, 1993 salary rate until their normal retirement date.

SEVERANCE PLAN

     To ensure that designated executive officers of the Company are treated in the manner which the Board of Directors believes appropriate following a Change in Control, the Board of Directors in 1991 adopted a Severance Plan for such officers. The Plan provides that, in the event of a Change in Control, a designated executive officer of the Company will receive severance benefits if, within 24 months after the Change in Control, that officer's employment with the Company terminates either (i) involuntarily for any reason or (ii) voluntarily after furnishing six full months' prior written notice to the President of the Company. Severance benefits include two times the officer's highest annual salary, accrued vacation pay, continuation of health, disability and group life insurance benefits for 24 months and out-placement services. In addition, amounts deferred under the Company's Compensation Deferral Plan for Designated Officers would also be accelerated.

     For purposes of the Plan, a "Change in Control" of the Company means (a) approval by the shareholders of the Company of a plan of merger, consolidation or reorganization of the Company unless at least 60% of the members of the Board of Directors of the company resulting from such merger, consolidation or reorganization were members of the Incumbent Board or (b) the occurrence of any other event that is designated as being a Change in Control by a majority vote of the directors of the Incumbent Board who are not also employees of the Company. The "Incumbent Board" means the members of the Board of Directors of the Company at the time of the Change in Control who were directors on April 26, 1991, and any individual who becomes a member of the board subsequent to April 26, 1991, and has been nominated for election by the Company's shareholders by a resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which consists of all of the Company's outside directors, has furnished the following report on executive compensation. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

HISTORY
     Prior to 1993, the decisions made by the Compensation Committee with respect to executive compensation were preceded by a review of the Company's salary structure as compared to various peer groups of utility companies or non-regulated affiliates of utility companies, and by a review of the performance of the Company, the Chief Executive Officer and other senior executive officers. Based upon such reviews, the base salary compensation levels of the Chief Executive Officer and the other senior executive officers were set within the Company's executive salary structure, taking into account individual and Company performance. The midpoint of the base salary range for each position was targeted to the 50th percentile of peer comparison groups. This process was typically completed each year in April and new base salaries, when appropriate, became effective May 1. No incentive plans or other types of variable pay plans were in effect prior to 1993. In light of the performance of the Company in 1992, the base salaries of the Chief Executive Officer and most of the other senior executive officers were not adjusted on May 1, 1993, and the annual consideration date for adjustment in the compensation levels of senior executive officers was changed to January 1.

     The Compensation Committee changed the compensation philosophy in 1993 to incorporate a variable long-term incentive component in the overall compensation program for the senior executive officers of the Company.

COMPENSATION PHILOSOPHY

     A nationally recognized compensation consultant was retained by the Compensation Committee to assist it in a review of the Company's executive compensation practices. Based upon the consultant's recommendations and the Compensation Committee's belief that a variable compensation component, based on individual performance and Company performance, should be introduced, the Committee adopted the philosophy that (1) senior officers' base salaries should be targeted to the 25th percentile of a peer comparison group and (2) incentive awards should be designed to provide an opportunity to achieve total compensation at the 75th percentile of such peer comparison group when maximum performance-based incentive compensation awards are made.

     While the Committee will continue to refer to compensation data in available utility industry studies, such as the study of executive compensation conducted annually by the Edison Electric Institute, the Committee will place primary reliance on a peer comparison group of twenty-eight utilities selected by the Committee for this purpose. While the Committee believes that the Standard & Poors' Utilities index and the S&P 500 index are appropriate benchmarks for shareholder total return comparisons, the Committee does not believe that all of the companies included in those indices are sufficiently
comparable to the Company for use in making compensation comparisons.   For
example, the S&P Utilities index includes gas pipeline companies, communications companies and very large electric utility companies which, in the Committee's opinion, are inappropriate for the purpose of comparing the Company's compensation levels. Therefore, the Committee has selected a specific peer comparison group using four characteristics which it believes are appropriate indicators of comparability to the Company. These characteristics are total revenues between $250,000,000 and $750,000,000, total gas and electric customers between 250,000 and 750,000, net utility plant between $500,000,000 and $1,500,000,000 and common equity capital between $250,000,000 and $850,000,000.
None of the twenty-eight companies selected by the Committee for the peer group are included in either of the two S&P indices referenced above.

BASE SALARY

     The 25th percentile of total compensation of this peer comparison group, as reported in annual proxy statements, is determined for each of the top five positions to serve as the target for the Company's base salary levels. Since the midpoint of the Company's executive base salary structure was previously targeted to the 50th percentile, the Company's executive salary structure has been frozen and will remain so until the 25th percentile of the peer comparison group and the midpoint of the Company's base salary structure coincide. Until that time, base salaries will be targeted, on average, to the fraction of the midpoint that is equivalent to the 25th percentile. For 1993, the 25th percentile of the peer comparison group was approximately equivalent to 80% of the midpoint of the Company's executive salary structure.

     The base salaries for the Chief Executive Officer and the three utility officers in the Summary Compensation Table, which were established effective May 1, 1992, remained in effect through December 31, 1993.

     A separate process is employed in respect to the senior officers of InterCoast, including Mr. Heppermann. Mr. Heppermann's salary was adjusted in 1993 as discussed in this report under InterCoast Energy Company.

ANNUAL BONUSES

     The Company does not have a formal annual (short term) bonus plan.
However, as a result of the aforementioned change in compensation philosophy which will limit adjustments to base salaries for a period of time, the implementation of a long-term incentive plan under which no payouts will be made before 1996 and the significant corporate performance improvements in 1993, particularly in earnings per share, the Committee authorized one time bonuses
for 1993 as detailed in the Summary Compensation Table.   The bonuses, which
approximated 6% of base salary, were intended to be in the range that the Committee would have considered for base salary increases assuming the change in compensation philosophy had not been made. Based on data made available to the Company by outside compensation consultants, the Committee believes that the 6% bonus factor reflects the annual rate of increase applicable to the base salary compensation levels of other utility industry senior executives in recent periods.

1993 KEY EMPLOYEE SUSTAINED PERFORMANCE PLAN

     The 1993 Key Employee Sustained Performance Plan (SPP), a long-term incentive plan, was adopted during 1993 by the Board of Directors for the purpose of motivating utility senior officers to develop and successfully execute specific sustained performance objectives to ensure the continuous delivery of reliable energy to customers at a competitive price and to maximize the Company's prospects for achieving a sustainable competitive return for its shareholders over the long term. In addition, the SPP is intended to motivate participants to focus on key annual goals representing measurable progress toward long-term strategic objectives and to provide rewards for superior performance on both an individual and a team basis. The SPP is also designed to help retain and attract superior talent at the senior officer level and to do so with pay-for-performance, variable cost incentive awards where the level of the award is linked to sustained successful senior officer performance, Company performance and the returns to the Company's shareholders.


     Participants designated were those senior officers of the Company expected to continue in such capacity during the period to the initial scheduled payout date. Officers of InterCoast were not designated as they participate in other incentive arrangements. This resulted in the inclusion of only three of the five Named Executive Officers as participants in the Plan.

     The primary features of the SPP are (1) the establishment of both annual and long-term objectives for the Company at the beginning of each fiscal year,
(2) annual reviews of individual participant performance, (3) the measurement of progress toward the annual and long-term objectives, (4) accruals to individual participant accounts based on such progress, (5) adjustments to participant account balances, up or down, based on sustained performance in relation to annual goals and returns to the Company's shareholders and (6) payouts to participants on specified payout dates.

     Annual and long-term objectives are comprised of a "trigger" element and a set of long-range goal areas. The trigger element is established annually and is a minimum corporate performance level, expressed in terms of earnings per share, which must be achieved after all SPP award accruals have been recognized. The four goal areas for 1993 are described below and represent areas of strategic importance for which long-term objectives were established and for which short-term threshold, target and maximum objectives were adopted for 1993. Such short-term objectives may be changed from year to year.

     Reviews of the performance of individual participants are conducted annually. Awards may be reduced or eliminated for any participant whose personal performance is below the level expected for a key employee of the Company. The measurement of progress in the goal areas is reviewed and points are assigned for each of the goal areas based on such progress. For performance during 1993, a total of 8.75 points was awarded for achievement of the threshold level, 17.5 points for achievement of the target level and 25 points for achievement of the maximum target level for each of the four goals. The SPP also provides that up to 30 discretionary points may be awarded to recognize other outstanding performance results not adequately recognized by the goal areas. However, the maximum points, in aggregate, cannot exceed 100.

     The points awarded in a given year are used for both the adjustment of existing participant accounts and additional accruals to such accounts.
Existing accounts are reduced if the aggregate points awarded in a given year are less than 35 and increased if the aggregate points awarded are equal to or greater than 35. In addition, existing accounts are reduced or increased based on the total return to the holders of the Company's Common Shares compared to an industry group. Based on both the points awarded and the total return comparison, existing participant account balances may be reduced by as much as 20% or increased by as much as 30% in any given year.

     New accruals to participant accounts are based solely on the aggregate points awarded in the specific goal areas. No accruals are made if the aggregate awarded points are less than 35. If the points awarded range from 35 to 100, accruals are made based on a percentage of each participant's base salary rate, such percentage to be established at the beginning of each fiscal year by the Compensation Committee.

     Payouts will be made on specific dates, the first such payout being scheduled for April 1, 1996. That payout, which will be in cash, will be equal to two-thirds of the balance in each participant's account on that date. Every three years thereafter two-thirds of the balance in each participant's account as of the payout date will be distributed in cash. A further payout is scheduled for April 1, 1997, and every three years thereafter, based on one-half of each participant's account balance and the appreciation or depreciation of the Common Share market price. Such payouts, which will be made in Common Shares of the Company assuming shareholder approval of the modified SPP, as presented in Item 3 in this proxy statement, will be increased or decreased by a ratio of the Common Share market price on March 15 of the payout year as compared to the Common Share market price on December 31, 1992. No payouts are scheduled to be made on April 1, 1998 and in every third year thereafter.

     The first strategic goal area was based upon balancing electric generating capacity with Company needs, measured in terms of megawatts of electric generating capacity owned at year-end. The second goal area was based upon improving productivity, measured by total weather-adjusted utility earnings per full time equivalent utility employee. The third goal area was designed to encourage successful economic development efforts as measured by the number of non-retail new jobs created in the Company's service territory as a result of successful economic development projects in which the Company played an active role. The fourth goal area was based upon the total return to the holders of the Common Shares of the Company as compared to the median total return for a group of sixty-five utilities.

     The Committee reviewed the results of Company performance during 1993 and authorized accruals to participant accounts based on those results as compared to the goal areas. Earnings per share in 1993 exceeded the trigger level. Performance relating to the first goal did not achieve the threshold level. Performance related to the second and fourth goals achieved the maximum level. Performance related to the third goal was slightly above the target level. No discretionary points were awarded with respect to 1993 performance.

     Accruals under the SPP are detailed in the Long-Term Incentive Plan Table. Payouts, when they occur, will be reported under the Long-Term Compensation heading in the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER COMPENSATION


     The compensation of the Chief Executive Officer was determined according to the policies and procedures outlined in the previous sections of this report. Specifically, the base salary of the Chief Executive Officer remained at the level established effective May 1, 1992 through December 31, 1993, as a result of the 1992 performance of the Company and the need for transition to the new compensation philosophy discussed above. The Committee believes that the Chief Executive Officer's salary was below the 25th percentile of the peer comparison group during 1993. For the reasons previously discussed, the Chief Executive Officer also received a one-time bonus in 1993 in the same proportion to his base salary as that paid to the other senior officers. Such bonus payment is shown in the Annual Bonus column in the Summary Compensation Table. The trigger element and goals under the SPP are the same for the Chief Executive Officer as for the other senior officers, but the potential award amounts are set at higher percentages than those for the other officers. Earnings per share in 1993 exceeded the trigger level. Performance relating to the first goal area did not achieve the threshold level (0 points). Performance related to the second and fourth goal areas achieved the maximum levels (25 points each). Performance related to the third goal area was slightly above the target level (18.75 points). No discretionary points were awarded with respect to 1993 performance. The 1993 accrual for the Chief Executive Officer under the SPP and associated explanations are shown in the Long-Term Incentive Plan Table. The Chief Executive Officer is not eligible for payouts under the SPP until April 1, 1996.


INTERCOAST ENERGY COMPANY

     The Committee takes separate action regarding the compensation of the President and Chief Operating Officer of InterCoast because neither the utility company peer group nor the utility incentive plan goals directly relate to the non-regulated businesses of InterCoast.

     The Company commissioned an independent survey by a compensation consultant in 1992 for the purpose of determining appropriate officer compensation for non-regulated subsidiaries of utilities or utility holding companies. It was determined from that study that the President's total compensation was significantly below the peer group. The base salary structure of InterCoast was increased, effective January 1, 1993, to adjust the midpoint of the structure to the 25th percentile of the peer group. In addition, the Committee approved a short-term incentive plan for the President to allow compensation for that position to approach the peer group median level with appropriate performance.

     The short-term incentive plan for 1993 consisted of two parts, an earnings target and four specific goals. The maximum potential award under the earnings target was 12% of base salary, and such award was based entirely on the earnings of InterCoast. At the target level, the award was 6% of base salary.

     The four goals for the 1993 short-term incentive plan were related to (1) investment in new activities with significant income potential, (2) the restructuring of an investment, (3) securing a power development project and (4) the restructuring of a joint venture arrangement to which InterCoast is a party. The maximum award for achieving the targets in all four areas was 8% of base salary. Thus, the maximum incentive award under the 1993 plan was 20% of base salary.


     The maximum award was earned in 1993 under the earnings target. Performance in the first, third, and fourth goal areas also reached the maximum level. The second goal area was not achieved.

     The short-term incentive award approved by the Committee, shown in the Summary Compensation Table under the Bonus heading, represents an award of approximately 18% of base salary.

     This report has been provided by:

          Mrs. Nancy L. Seifert (Chairman of the Compensation Committee) Mr. John W. Colloton
          Mr. Frank S. Cottrell
          Mr. William C. Fletcher
          Mr. Mel Foster, Jr.
          Mr. W. Scott Tinsman
          Mr. Leonard L. Woodruff

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph compares the annual cumulative total return on the Company's Common Shares with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Composite-40 Utility Index for the five years ended December 31, 1993.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG IOWA-ILLINOIS GAS AND ELECTRIC COMPANY,
               THE S & P 500 INDEX AND THE S & P UTILITIES INDEX

                                   [GRAPH]


                                      1988   1989    1990    1991    1992    1993
                                      ----  ------  ------  ------  ------  ------
Iowa-Illinois Gas and Electric Co.     100  130.46  130.95  173.37  156.91  188.04
S&P Utilities Index                    100  147.22  143.45  164.42  177.73  203.39
S&P 500 Index                          100  131.69  127.60  166.47  179.15  197.21

- ----------------
* Assumes $100 invested on December 31, 1988 in Company Common Shares and each Index and the reinvestment of dividends.

                   2. AMENDMENT TO ARTICLES OF INCORPORATION


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 2; a proposal to add a new provision to Article Eleven of the Company's First Restated Articles of Incorporation to recognize changes in Illinois law pertaining to the liability of directors of the Company. Approval of the proposed provision requires the affirmative vote of the holders of at least two-thirds of all outstanding Preferred, Preference and Common Shares, voting together as a single class. Any subsequent change or repeal of the provision would currently require the same vote.


     Effective January 1, 1994, the Illinois Business Corporation Act was amended to permit Illinois corporations to limit to certain specified conditions a director's personal liability to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director. As a consequence of the change in Illinois law, an Illinois corporation's articles of incorporation may now provide its directors with a limitation on liability similar to that available for companies incorporated in other states such as Delaware.


     The proposed provision would not reduce the fiduciary duty of a director. Instead, it would limit a director's personal liability for monetary damages for certain breaches of that duty. The provision would limit a director's liability only in actions brought by the Company or its shareholders and would not limit recovery of damages by third parties. The proposed provision does not eliminate equitable remedies for breach of the duty of care, but in some circumstances equitable remedies may not be available as a practical matter.


     Under Illinois law, the liability of a director may not be eliminated for acts or omissions involving bad faith, intentional misconduct, a knowing violation of law, a breach of the duty of loyalty or resulting in an improper personal benefit to such director. The adoption of the proposed provision will not modify those liabilities of a director. Similarly, adoption of the proposed provision would not limit a director's duty to comply with federal securities laws or affect his or her liability for a violation thereof. However, the proposed provision could, under certain circumstances, eliminate a shareholder's cause of action against a director for monetary damages for breach of his or her fiduciary duty, including grossly negligent business decisions relating to attempts to change control of the Company.


     The proposed provision would not apply to a director's liability for acts taken or omitted prior to the time the provision becomes effective.


     While the directors of the Company may have a conflict of interest, at the potential expense of shareholders, in recommending adoption of this proposal, the management of the Company has no knowledge of any pending or threatened proceedings against any director to which the proposed provision would apply.


     A copy of the proposed provision follows as Exhibit A. A copy of Article Eleven, as currently in effect, follows as Exhibit B.


     If the proposed provision is not adopted by the shareholders, the existing Article Eleven would remain in effect.


     Directors of Illinois corporations are required to perform their duties in good faith and with the same degree of care that a prudent person in like position would use under similar circumstances. However, directors are exposed to the threat of personal liability for monetary damages and for the expense of defending associated litigation, even in situations where they have acted in good faith. As now permitted by Illinois law, the proposed amendment would limit a director's exposure to such monetary damages. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEM 2.

             3. ADOPTION OF A LONG-TERM INCENTIVE COMPENSATION PLAN

     In order to strengthen the commonality of interest between management and shareholders, and to provide incentives and rewards for key employees to achieve the Company's long-term goals and objectives, the Board of Directors has by unanimous action (with the directors who are also officers of the Company abstaining) adopted and approved for submission to the shareholders for approval the 1994 Key Employee Sustained Performance Plan (the "Proposed Plan"). The major provisions of the Proposed Plan are described below, and such description is qualified in its entirety by reference to the attached Exhibit C, which sets forth the text of the Proposed Plan.

     If approved by the shareholders, the Proposed Plan would supersede the 1993 Key Employee Sustained Performance Plan (the "Existing Plan"). The primary difference between the Proposed Plan and the Existing Plan is that a portion of the payouts under the Proposed Plan would be in Common Shares of the Company rather than in cash. Under the Existing Plan all payouts are made in cash. If the Proposed Plan is not approved by the shareholders, the Existing Plan will continue in full force and effect.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR
ITEM 3. The affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on Item 3 is necessary to approve such proposal.

SUMMARY
     Participants in the Proposed Plan would be key employees of the Company as designated by the Compensation Committee of the Board of Directors, as is the case with the Existing Plan. Current participants in the Existing Plan are the senior officers of the Company. The senior officers of InterCoast currently participate in separate incentive compensation arrangements. The number of eligible employees is subject to designation by the Compensation Committee.

     The primary features of the Proposed Plan are (1) the establishment of both annual and long-term objectives for the Company at the beginning of each fiscal year, (2) annual reviews of individual participant performance, (3) the measurement of progress toward the annual and long-term objectives after the end of each fiscal year, (4) accruals to individual participant accounts based on progress toward the annual and long-term objectives, (5) adjustments to participant account balances, up or down, based on sustained performance in relation to annual goals and returns to the Company's shareholders and (6) payouts to participants on specified payout dates with a portion of such payouts in cash and a portion in Common Shares of the Company.


     Payouts to each participant from his or her account are scheduled to begin on April 1, 1996 with a second payout on April 1, 1997. No payout would be made in 1998. This three-year payout cycle would be repeated in 1999-2001 and every three years thereafter until termination or amendment of the Plan. The Proposed Plan reserves 100,000 Common Shares of the Company to be available for such payouts, which management estimates will be sufficient for at least three payout cycles (approximately nine years).

ESTABLISHMENT OF OBJECTIVES

     Annual and long-term objectives are comprised of an annual "trigger" element and a set of long-range goal areas. The trigger element will be established annually and will be a minimum corporate performance level, expressed in terms of earnings per share, which must be achieved after all Plan award accruals have been recognized. The goal areas will represent areas of strategic importance to the Company for which long-term objectives will be established and for which annual threshold, target and maximum objectives will be adopted at the beginning of each fiscal year. The annual goal areas may be changed from year to year. A description of the 1994 goal areas adopted by the Compensation Committee is set forth below.

INDIVIDUAL AND CORPORATE PROGRESS MEASUREMENT

     Reviews of the performance of individual participants will be conducted annually. Awards may be reduced or eliminated for any participant whose personal performance is below the level expected for a key employee of the Company. The measurement of progress in the goal areas will be reviewed annually by the Compensation Committee and points will be assigned for each of the goal areas based on such progress. The Proposed Plan provides that discretionary points may also be awarded to recognize other outstanding performance results not adequately recognized by the goal areas, subject to a maximum total of 100 points. The points associated with threshold, target and maximum performance will be 35, 70 and 100, respectively.

ACCRUALS AND ADJUSTMENTS TO PARTICIPANT ACCOUNTS

     The points awarded in a given year will be used for both the adjustment of existing participant accounts and additional accruals to such accounts.
Existing accounts are reduced if the
aggregate points awarded in a given year are less than 35 and increased if the aggregate points awarded are equal to or greater than 35. In addition, existing accounts are reduced or increased based on the total return (dividends plus share appreciation) to the holders of the Company's Common Shares as compared to an industry group. Based on both the points awarded and the total return comparison, existing participant account balances may be reduced by as much as 20% or increased by as much as 30% in any given year.

     New accruals to participant accounts will be based solely on the aggregate points awarded in the goal areas. No accruals will be made if the aggregate awarded points are less than 35. If the points awarded range from 35 to 100, accruals will be made based on a percentage of each participant's base salary, such percentage to be established at the beginning of each fiscal year by the Compensation Committee.

PAYOUTS
     Payouts will be made in cash or in Common Shares of the Company on specific dates, the first such payout being scheduled to be made on April 1, 1996. The initial payout, to be made in cash, will be equal to two-thirds of the balance in each participant's account on that date. Every three years thereafter, two-thirds of the account balance in each participant's account as of the payout date will be distributed in cash. A further payout, to be made in Common Shares of the Company, is scheduled to be made on April 1, 1997. Such payout will be equal to the number of Common Shares determined by dividing one half of each participant's account balance by $22.13 (the market price per share of the Company's Common Shares as at December 31, 1992, the beginning of the performance period of the Existing Plan). Payouts in Common Shares of the Company, determined in this fashion, will be made in every third year following 1997. No payouts are scheduled to be made in 1998 or in every third year thereafter.

1994 FISCAL YEAR GOALS

     The Compensation Committee has established four goal areas for 1994. These goal areas will apply to the Proposed Plan, if approved by the shareholders, or to the Existing Plan, if the Proposed Plan is not approved by the shareholders.


     The first strategic goal area is based upon balancing electric generating capacity with Company needs, measured in terms of revenue obtained from off-system bulk capacity sales. The second goal area is based upon improving productivity as measured by total weather-adjusted utility earnings per full-time equivalent utility employee. The third goal area is designed to encourage successful economic development efforts as measured by the number of non-retail new jobs created in the Company's service territory as a result of successful economic development projects in which the Company plays an active role. The fourth goal area is based upon the total return to the holders of the Company's Common Shares as compared to the median total return to shareholders of a group of sixty-five utilities.

     In order to emphasize the enhancement of shareholder value, the Compensation Committee weighted the productivity and total return to shareholder goal areas more heavily than the bulk capacity sales and economic development goal areas for the purpose of awarding points in 1994 under the Proposed Plan.

AMENDMENT OR TERMINATION OF THE PROPOSED PLAN

     The Board of Directors of the Company may amend, modify or terminate the Proposed Plan at any time in its sole discretion, subject to shareholder approval to the extent required by applicable law; provided, however, that, except as described in the next paragraph, no amendment or modification shall be made without shareholder approval if such amendment or modification would increase the maximum number of Common Shares which can be issued in the operation of the Proposed Plan. No amendment, modification or termination of the Proposed Plan shall impair the rights of any participant with respect to any outstanding award to such participant or his or her participant account without the consent of such participant.

     In the event of any stock split or combination, stock dividend, recapitalization, reorganization, merger, consolidation, partial liquidation, spin-off or other similar change materially affecting the fair market value of the Common Shares or the capitalization of the Company, the number and class of securities distributable under the Proposed Plan and the payout terms affecting each outstanding award shall be adjusted appropriately by the Compensation Committee.

     If the Proposed Plan is approved by the shareholders, the participant account for each participant in the Existing Plan as of May 1, 1994 shall become the participant account of such participant in the Proposed Plan as of May 1, 1994. If the Proposed Plan is not approved by the shareholders, all participant accounts shall remain in effect under the Existing Plan.

PLAN BENEFITS

     Future benefit amounts are not determinable due to such factors, among others, as variations in individual and Company performance, the inability to forecast the specific goal areas to be adopted after 1994 and the weight to be assigned with respect to such goal areas, variations in comparison groups and fluctuations in the market price of the Common Shares of the Company. If the Proposed Plan had been in effect in 1993, the accruals which would have been made to the five individuals named in the Summary Compensation Table, the Executive Group and the Non-Executive Director Group would have been, as shown in the table below, identical to the accruals made under the Existing Plan as shown in the Long-Term Incentive Plan Table.

     Benefit Award Accruals Which Would Have Been Made Under
     -------------------------------------------------------
          Proposed Plan If Plan Had Been In Effect In 1993
          ------------------------------------------------

Name and Position                     Participant Account Award Accrual (1)
- -----------------                     -------------------------------------

Stanley J. Bright                                            $84,075
     Chairman, President and Chief
     Executive Officer

Stephen E. Shelton                                     $40,170
     Vice President

Donald C. Heppermann (2)                                  -
     President and Chief Operating
     Officer, InterCoast Energy Company

William T. Green (3)                                      -
     Senior Vice President

Lance E. Cooper                                              $31,785
     Vice President and Chief Financial
     Officer

Executive Group (7 participants, including                   $265,230
   Messrs. Bright, Shelton & Cooper)

Non-Executive Director Group                              -

Non-Executive Officer                                     -
     Employee Group

(1) The accruals shown are actual accruals under the Existing Plan as authorized by the Compensation Committee. With the exception of amendments to provide for a portion of payouts to be made in the Common Shares of the Company rather than in cash, the Proposed Plan is identical to the Existing Plan.

(2) Mr. Heppermann participates in a separate incentive compensation plan which is based upon his performance and the performance of InterCoast.

(3)  Mr. Green retired on February 1, 1994.

     The Board of Directors believes that incentive compensation arrangements for the Company's senior officers, and the establishment of payout provisions under such arrangements which make use of the Common Shares of the Company, are consistent with the objective of motivating such officers to develop and attain the long-term strategic objectives which are essential to the Company's ability to achieve a sustainable competitive return to its shareholders. Moreover, in the judgment of the Board of Directors, the use of long-term incentives is essential to attract, retain, motivate and reward key senior officers and to properly align the interests of such officers with those of shareholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

            4. SHAREHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION


     The Company has been notified that the two trustees of a family trust intend to present for consideration and action at the annual meeting the following proposal ("Item 4"). FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST ITEM 4. The affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on Item 4 is necessary to approve such proposal. The Company will, on request made to the Secretary of the Company at the address shown for the Company on the Notice of Annual Meeting, furnish the names and address of and number of Common Shares of the Company held by the proponents of the proposal.

SHAREHOLDER PROPOSAL

     "RESOLVED: That the shareholders of Iowa-Illinois Gas & Electric Company recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred and fifty percent (150%) of the salary provided to the President of the United States."

SUPPORTING STATEMENT OF PROPONENT

     "Reasons: There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size, as measured by personnel and budget of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

     "In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation increases even as profits fall. Thus, it is clear that compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

     "There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the "hands off" policy of Boards of Directors. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

     "If you agree, please mark your proxy FOR this resolution."

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the proposal is not in the best interests of the Company and its shareholders. The establishment of an absolute and arbitrary ceiling on compensation payable to the Company's senior executive officers, directors and consultants acting in the capacity of an executive officer would place the Company at a severe competitive disadvantage in attracting and retaining the senior executive management talent which the Company requires. Moreover, implementation of such a proposal would eliminate the Board of Directors' ability to adopt the type of compensation policies which are needed to provide the proper incentives for the achievement of corporate goals. In addition, the Board's ability to ensure that the interests of management and the shareholders are sufficiently aligned through performance-based compensation systems would be significantly curtailed. The Board of Directors believes that implementation of such a proposal would adversely affect the quality of management, the operation of the Company and, ultimately, shareholder value.


     The Board of Directors does not believe that the salary or the total compensation payable to the President of the United States has any relevance to the proper level of compensation paid to any officer, director or consultant of the Company. However, it should be noted that the total compensation (salary and all other elements of compensation) paid to the President of the United States, which includes among other things: a non-accountable expense allowance; family travel expense; an official entertainment allowance; rent, care, maintenance and operation of the Executive Residence and a secondary residence; and many personal services, exceeds the total compensation paid to any officer of the Company.

     As discussed further in the Compensation Committee Report on Executive Compensation included elsewhere in this proxy statement, the Compensation Committee, which consists only of non-employee (outside) directors, determines annually the base salaries and incentive compensation of the Company's executive officers. The Board of Directors believes that the Compensation Committee's present policy of compensating the Company's executive officers through base salary and long-term incentives properly aligns the interests of such executive officers with those of the Company's shareholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
ITEM 4.



                                5. OTHER MATTERS

     The management does not know of any other matters to be presented at the meeting. However, if any other matters should properly come before the meeting, the holders of proxies will vote on them at their discretion.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On February 18, 1993, the Company's Board of Directors, upon recommendation of the Board's Audit Committee, approved the appointment of Deloitte & Touche as the independent public accountants to audit and certify the Company's financial statements for 1993. The services of Arthur Andersen & Co., who previously served as the Company's independent public accountants, were discontinued, effective February 18, 1993, for audit work relating to fiscal periods commencing after December 31, 1992. The Company solicited proposals from independent public accounting firms qualified to provide auditing services to the Company. After reviewing and evaluating the proposed services and associated costs, the Audit Committee recommended a change of auditors.

     During the Company's two fiscal years ended December 31, 1992 and the subsequent interim period from January 1, 1993 through February 17, 1993, there were no disagreements with Arthur Andersen & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused Arthur Andersen & Co. to make reference thereto in connection with its report. Neither of Arthur Andersen & Co.'s reports on the financial statements for the two years prior to the change of independent accountants contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Deloitte & Touche are expected to be present at the Company's 1994 Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                           1995 SHAREHOLDER PROPOSALS


     Any proposal by a shareholder which is intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company not later than November 16, 1994 in order to be considered by the Board of Directors for inclusion in the Company's proxy statement for such meeting.

     The Company's By-laws provide that, except as otherwise provided by law or by the Company's First Restated Articles of Incorporation, the only business which may be conducted at any annual or special meeting of the Company's shareholders is such business as has been (i) specified in the written notice of such meeting delivered to shareholders of the Company in accordance with the Company's By-laws, (ii) brought before such meeting at the direction of the Company's Board of Directors or the chairman of the meeting or (iii) specified in a written notice (a "Shareholder Meeting Notice") which shall have been timely delivered to the Company by a shareholder of record entitled to vote at such meeting. To be timely delivered, a Shareholder Meeting Notice must be received by the Secretary of the Company (i) in the case of an annual meeting, not less than 10 days prior to the first anniversary date of the initial mailing of notice of the previous year's annual meeting (except that such Notice need not be given more than 75 days prior to the forthcoming annual meeting), and
(ii) in the case of a special meeting, not more than 10 days after the date of the initial mailing by the Company of notice of such special meeting. Each Shareholder Meeting Notice must contain specified information, including a description of the proposed business, the name and address of the person proposing such business, the ownership and voting rights of such person with respect to the Company's shares and, in the case of director nominations, certain background information relating to any nominee for director to be proposed by such person and the written consent of such nominee to serve if elected.

                                  SOLICITATION

     In addition to the mail, proxies may be solicited by personal interview, telephone or facsimile. Banks, brokers, nominees and other custodians and fiduciaries may be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of shares of the Company. Proxies may be solicited by officers, directors and key employees of the Company on a voluntary basis without compensation therefor. In addition, Georgeson & Company Inc. has been retained by the Company to aid in the solicitation of proxies at a cost to the Company of $8,000 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by the Company.

                                OTHER DOCUMENTS

     A COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WITHOUT CHARGE ON WRITTEN REQUEST TO THE SECRETARY AND TREASURER AT THE ADDRESS SHOWN FOR THE COMPANY APPEARING ON THE NOTICE OF ANNUAL MEETING AT THE BEGINNING OF THIS PROXY STATEMENT.


                                              By Order of the Board of Directors

                                                                  Keith M. Giger
                                                         Secretary and Treasurer

Davenport, Iowa

March 16, 1994

                                   EXHIBIT A

Article Eleven of the First Restated Articles of Incorporation of the Company, as proposed to be amended:



     RESOLVED: That Article Eleven of the First Restated Articles of Incorporation of the Company be amended by inserting the following new Section 1 and renumbering the subsequent Sections accordingly:


     1. No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Section 1 shall not eliminate or limit the liability of any director (i) for any breach of such director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the Illinois Business Corporation Act, as amended from time to time, or (iv) for any transaction from which such director derived an improper personal benefit; and provided, further, that this Section 1 shall not eliminate or limit the liability of any director for any act or omission occurring before the effective date hereof. The objective of this Section 1 is to eliminate or limit the liability of directors of the Corporation to the fullest extent permitted by applicable Illinois law, including Section 2.10(b)(3) of the Illinois Business Corporation Act, as in effect on the date this Section shall become effective, and by any subsequent amendment thereto to the extent that such amendment shall authorize or permit such liability to be further eliminated or limited.

                                   EXHIBIT B

Article Eleven of the First Restated Articles of Incorporation of the Company, as currently in effect:

                                 ARTICLE ELEVEN

1. Any person made a party to or involved in any litigation (which term shall include any actual or threatened civil, criminal, administrative or arbitration action, proceeding, claim, suit or appeal therefrom) by reason of the fact that such person at any time was or is a director, officer or employee of the Corporation, or by reason of the fact that, at the request of the Corporation, such person served or is serving as a director, officer or employee of any business corporation, not-for-profit corporation, joint venture, trade association or other entity, shall be indemnified by the Corporation against all liabilities, judgments, fines and amounts paid in settlement and all expenses (including attorneys' fees) actually and reasonably incurred by such person arising out of or in connection with any such litigation, if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity and, in the case of criminal litigation, such person had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that such person shall not be indemnified hereunder if, in the case of litigation by or in the right of the Corporation, it shall be finally determined in such litigation that such person breached his or her duty to the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity unless, and then only to the extent that, a court shall finally determine that, despite such breach of duty, such person, in view of all the circumstances relating to such litigation, is fairly and reasonably entitled to indemnification under this paragraph 1.

2. Any action taken or omitted to be taken by any such director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be deemed prima facie to be in compliance with the applicable standard of conduct set forth in paragraph 1, whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.

3. Unless finally determined as provided in paragraph 1, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the person seeking indemnification did not meet the applicable indemnification standard set forth in paragraph 1.

4. Except where a person has been successful on the merits with respect to any such litigation, any indemnification hereunder shall be made only after (a) the Board of Directors (acting by a quorum consisting only of directors who were not involved in such litigation) determines that such person met the applicable indemnification standard set forth in paragraph 1 or (b) in the absence of such a quorum, a panel (selected in the following manner) determines that such person met the applicable indemnification standard set forth in paragraph 1: one member of such panel shall be selected by the members of the Board of Directors who were not involved in such litigation, or, if there should be no such directors, then by the senior-ranking officer of the Corporation who was not involved in such litigation; one member of such panel shall be selected by the person seeking indemnification; and the third member of such panel shall be selected by the first two members or, in the event such two panel members cannot agree within 30 days, by the

President of the Illinois State Bar Association. Such panel shall make its determination by arbitration in accordance with the laws of the State of Illinois. Judgment upon the award rendered by such panel may be entered in any court having jurisdiction thereof.

5. Advances may be made by the Corporation against costs, expenses and fees arising out of, or in connection with, any such litigation at the discretion of, and upon such terms (but always subject to the final determination of a person's right to indemnification) as may be determined by, the Board of Directors.

6. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer or employee of any business corporation, not-for-profit corporation, joint venture, trade association or other entity, against any liability asserted against such person which was incurred in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against any such liability under the provisions of this Article.

7. The right of indemnification provided hereunder shall not be deemed exclusive of any other right to indemnification to which any person may be entitled, or of any other indemnification which may lawfully be granted to any person in addition to the indemnification provided hereunder. Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person's heirs, executors or other lawful representatives.

8. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of any other provision of this Article.

                                   EXHIBIT C


                    KEY EMPLOYEE SUSTAINED PERFORMANCE PLAN

A.   EFFECTIVE DATE,  PLAN CONTINUANCE, AND MAXIMUM NUMBER OF SHARES.

1. The Key Employee Sustained Performance Plan (the SPP or the Plan) is effective January 1, 1993, with initial Award opportunities covering performance during fiscal year 1993 (1/1/93 - 12/31/93).

2. It is the intent of Iowa-Illinois Gas and Electric Company (the Company) to continue the Plan indefinitely with new performance goals and Award opportunities established for each fiscal year subsequent to fiscal year 1993. However, the Committee reserves the right to amend or discontinue the Plan at any time should such action be deemed appropriate by the Committee for the best interests of the Company and its shareholders.

3. Subject to adjustment as provided in Section L.10 of the Plan, an aggregate of 100,000 shares of Stock shall be available for issuance under the Plan, reduced by the aggregate number of shares of Stock that are then subject to outstanding Awards payable in Stock. To the extent that an outstanding Award payable in Stock expires or terminates or is cancelled or forfeited, the shares of Stock subject to such expired, terminated, cancelled or forfeited Award shall again be available for issuance under the Plan.

B.   DEFINITIONS

1. AWARD(S) shall mean annually determined dollar amounts credited to Participant Accounts under the Plan.

2.   AWARD DATE shall mean April first of each calendar year.

3.   CEO shall mean the Chief Executive Officer of the Company.

4. CHANGE OF CONTROL shall mean either (a) approval by the shareholders of Iowa-Illinois of a reorganization, merger or consolidation, unless at least sixty percent (60%) of the members of the Board of Directors of the corporation resulting from the reorganization, merger or consolidation were members of the Incumbent Board; or (b) such other event as designated by a majority vote of the directors of the Incumbent Board who are not also employees of Iowa-Illinois.

5. COMMITTEE shall mean the Compensation Committee of the Company's Board of Directors as constituted from time to time, which shall consist of three or more members of the Board each of whom shall be a "disinterested person" within the meaning of rule 16b-3 under the Exchange Act.

6. COMPANY shall mean Iowa-Illinois Gas and Electric Company or its successor organization.

7.   EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

8. INCUMBENT BOARD shall mean the members of the Board of Directors of Iowa-Illinois Gas and Electric Company on October 28, 1993. For this purpose, an individual who becomes a member of the Board subsequent to October 28, 1993 and who has been nominated for election by the Company's shareholders and by resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

9. PARTICIPANT shall mean a key employee of the Company designated to participate in the Plan by the Committee.

10. PARTICIPANT ACCOUNT shall mean the deferred incentive account established to receive annually determined Awards for each Participant.

11. PAYOUT shall mean the distribution of cash and/or Stock from Participant Accounts.

12. PERSONAL PERFORMANCE shall mean the individual contributions to Company success demonstrated by each Participant.

13.  PLAN or SPP shall mean this Key Employee Sustained Performance Plan.

14. QUALIFYING TERMINATION shall occur when, within twenty-four (24) full calendar months after a Change of Control, a Participant's employment with the corporation which results from such Change in Control is terminated either (a) involuntarily for any reason; or (b) voluntarily, provided that the Participant shall have furnished six (6) full months prior written notice of the intent to voluntarily terminate employment to the President of such corporation.

15. RETIREMENT shall mean the cessation of employment with the Company on or after attaining age 55. For purposes of the Plan a Participant's Retirement shall be deemed to be effective as of the first of the month next following the Participant's last day of active employment including, if applicable, vacation or holiday days.

16. STOCK shall mean the Common Shares, $1 par value, or any similar shares of the Company then traded on national securities exchanges.

17. TOTAL RETURN shall mean the sum of the change in the fair market value (trading price) of the Stock plus the total amount of dividend paid thereon over a specific period of time, expressed as a rate of return on the initial trading price for such period.

18. TOTAL DISABILITY shall mean a physical or mental impairment qualifying a Participant for the commencement of payments under the Company's Long Term Disability (LTD) Plan. For purposes of the SPP, Total Disability shall be deemed to commence coincident with the date such LTD payments would become effective if the Participant elected LTD coverage.

19. VALUE CHANGE PERCENTAGE shall mean the adjustment applied to Participant Accounts each Award Date which shall change the dollar value of such Accounts in a manner reflective of Company and Personal Performance in the preceding fiscal year.

C.   PLAN PURPOSE AND GENERAL DESCRIPTION

1.   The main purposes of the Plan are:

     a. To motivate Participants to develop and successfully execute those sustained performance objectives which will assure the continuous delivery of reliable energy to customers at a competitive price, and maximize the Company's prospects for achieving a sustainable competitive return for its shareholders over the long term.

     b. To focus Participants on key annual goals representing progress toward longer term strategic objectives.

     c. To recognize and reward superior performance on both an individual and a team basis.

     d. To help retain and attract superior talent at the senior executive level and to do so with pay-for-performance, variable cost incentive award dollars where the level of award is linked to sustained successful Participant performance, Company performance and the returns to the Company's shareholders.

2. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of the Plan, select eligible officers and other key employees for participation in the Plan and determine the form, amount and timing of each Award and all other terms and conditions of such Award, including, without limitation, the form of any agreement evidencing such Award. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations for the administration of the Plan and impose any conditions with respect to any or all Awards. All such interpretations, rules and regulations shall be conclusive and binding on all interested persons, including Participants. The Committee may delegate some or all of its power and authority hereunder to the CEO or any other executive officer of the Company as the Committee deems appropriate; provided that the Committee may not delegate its power and authority with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or with regard to any decisions concerning the timing, pricing or amount of any Award to such an officer or to such other person.

3. Personal Performance shall be evaluated each fiscal year. Awards and other opportunities otherwise applicable under the Plan shall be reduced or eliminated for any Participant if his or her Personal Performance is less than the level expected for a key employee of the Company.

4. Performance goals shall be established by the Committee for the Plan each fiscal year and shall focus on a few very key results. These goals shall
     be set forth in Committee minutes each year.   Performance in areas not set
     forth in such minutes can also be recognized by the Committee on a subjective basis each year.

5. A Trigger, as detailed in Section F. below, shall be established each fiscal year. Awards and other opportunities otherwise applicable shall be reduced or eliminated unless the related corporate performance threshold(s), as set forth in the Trigger, are satisfied.

6. Awards earned for each fiscal year, if any, shall be credited to individually maintained Participant Accounts. Beginning April 1, 1995 the dollar value of such Accounts shall fluctuate up or down each year (as reflected by the Value Change Percentage) - based on Company and Personal Performance and shareholder returns.

7. Each Participant shall receive a Payout of a portion of the dollar value of his or her Participant Account on the first two of every three Award Dates beginning on April 1, 1996. Payouts shall be first in cash, then Stock on consecutive Award Dates.

8. In the event of a Participant's death, Total Disability, Retirement, or Qualifying Termination, the then dollar value of such Participant's Account shall become immediately vested and shall then be paid out in cash to the Participant or his or her beneficiary as designated by the Plan. For the fiscal year in which such an event occurs, the Participant's Annual Award shall be paid in cash and prorated for the period of participation up to the date of death, Total Disability, Retirement, or Qualifying Termination.

9. In the event a Participant's employment with the Company terminates for any reason other than death, Total Disability, Retirement, or Qualifying Termination, such Participant shall forfeit the entire amount of his or her Participant Account as in effect at such termination. In addition, such a termination occurring before Annual Awards are actually credited for any fiscal year's performance shall result in the total and complete forfeiture of such Participant's right in any such Annual Awards credited for such fiscal year.

D.   PARTICIPATION IN THE SPP

1. Participation in the SPP shall be limited to key employees so designated by the Committee each fiscal year.

2. Participation in one fiscal year does not guarantee participation in any subsequent year. Should a former Participant be judged by the Committee to be ineligible for continued participation and is so informed in writing by the Company, such Participant shall immediately cease to be eligible for any subsequent Annual Award, and shall also immediately surrender all rights to his or her Participant Account in exchange for three annual payments equal to one-third of the dollar value of such Account as of the date of the notice of non-participation sent by the Company plus interest at a rate determined by the Company for the second and third installments. At the Company's sole option, such payments may be made in a single lump sum.

3. Prorata participation during a fiscal year may be authorized by the Committee.

E.   INCENTIVE OPPORTUNITY

1.   Incentive opportunity consists of three distinct items:

     a.   Annual Awards;

     b.   Dollar value enhancement for Participant Accounts; and

     c.   Dollar gains realized by the periodic Stock Payout.

2. Annual Award opportunity shall be expressed as a percentage of each Participant's annual salary rate as in effect at the end of the fiscal year for which performance was measured. The Annual Award opportunity shall be set forth in Committee minutes each year.

F.   TRIGGER ELEMENT

1. Each fiscal year the Committee shall establish a Trigger element for the Plan. The Trigger shall be set forth in Committee minutes each year.

2. This Trigger shall consist of a specified base level of financial or other performance which must be satisfied if the full, otherwise generated, Annual Award opportunity under the Plan is to be realized by the Participants.

G.   DETERMINING ANNUAL AWARDS

1.   Annual Awards shall be determined by the Committee as of each Award Date.

2. This determination shall be a two-step process using a "100 point system" as described below:

     a. Formal Award: The Committee shall award from 0 - 100 points on the basis of actual, demonstrated Company performance against the specific performance goals established for the fiscal year to which such awards relate.

     b. Discretionary Award: The Committee may also award from 0 - 30 points on a discretionary basis to recognize and reward other outstanding performance results not, in the Committee's sole judgement, adequately recognized or rewarded by the Formal Award above.

     c. The two point awards shall then be added together and the sum, not to exceed 100, used in conjunction with this Annual Award table:

- ---------------------------------------------------------
  IF TOTAL POINTS      ANNUAL AWARD     ANNUAL AWARDS AS
    AWARDED ARE:         LEVEL IS:        % SALARY ARE:
- ---------------------------------------------------------
   Less than 35            None                0
- ---------------------------------------------------------
        35            Threshold Level       As Set By
- ---------------------------------------   Committee For
        70             Target Level        Fiscal Year
- ---------------------------------------------------------
        100           Maximum Level
- ---------------------------------------------------------
Annual Awards prorated for results between Threshold and
              Target or Target and Maximum
- ---------------------------------------------------------

     d. Once determined, Annual Awards, if any, shall be credited to Participant Accounts each year as of the Award Date.

H.   VALUE CHANGES FOR PARTICIPANT ACCOUNTS

1. The dollar value of all Participant Accounts shall be adjusted in an identical manner as of each Award Date beginning April 1, 1995.

2. This adjustment shall be from a 20% loss to a 30% gain with such adjustment being applicable to:

     a. the full dollar value of each Participant Account prior to any Payout due on such Award Date; but

     b. excluding the Annual Award, if any, being credited to each Participant Account on such Award Date.

3. The adjustment in dollar value shall be based upon the Value Change Percentage determined as set forth in (4) below.

4. The Value Change Percentage shall be set by the Committee for each Award Date based on this two-step process:

     a. First, the total points already established for the Annual Awards for such Award Date shall be applied to this table to determine a Value Change Percentage:


- ---------------------------------------------------------------------------
    POINTS USED FOR ANNUAL AWARDS             VALUE CHANGE
- ---------------------------------------------------------------------------
           Less than 35                       Minus 10%
               35                              Plus 5%
               70                              Plus 10%
              100                              Plus 20%

- ---------------------------------------------------------------------------
         Prorate Percentage for points between 35 and 70 or 70 and 100
- ---------------------------------------------------------------------------

     b. Second, the Percentage from the above table shall be increased or reduced by up to ten percentage points by comparing the Total Return to the Company's Shareholders for the prior fiscal year to the Median Total Return for all Utility Companies included in the Salomon Brothers Utility Group for the period to which the value change relates. A percentage increase shall be used if the Total Return to Company Shareholders is higher than such Median, and a decrease if lower.

     c.   The following is an example of this two-step process in operation:


- --------------------------------------------------------------------
 POINTS   FIRST STEP   COMPANY STOCK      MEDIAN         FINAL
 EARNED   PERCENTAGE    TOTAL RETURN   TOTAL RETURN   PERCENTAGE
- --------------------------------------------------------------------
   30         <10%>        6.0%            8.0%           <12%>
   35          5%          8.0%            8.0%            5%
   70          10%         10.0%           8.0%            12%
   85          15%         12.0%           8.0%            19%
   100         20%         19.0%           8.0%           30% (max)
- --------------------------------------------------------------------

5. Should the Annual Awards to which Participants would otherwise be entitled on a given award date be reduced or eliminated as a result of the operation of the Trigger Element, the Committee may, at its discretion, modify the Value Change Percentage.

I.   PAYOUTS - ACTIVE PARTICIPANTS

1.   No Payouts shall occur prior to April 1, 1996.

2. Subject to the Trigger, periodic Payouts shall be made on the first two out of every three Award Dates commencing on April 1, 1996.

3. Effective April 1, 1996 and every third year thereafter (April 1, 1999, April 1, 2002, etc.), each Participant shall receive a cash payment equal to two-thirds of the dollar value of his or her Participant Account with such dollar value being equal to:

     a. The dollar value of the Account from the prior Award Date increased or reduced by the Value Change Percentage applied for the current Award Date; plus

     b. The Annual Award credited to the Participant Account as of the current Award Date.

4. Effective April 1, 1997 and every three years thereafter (April 1, 2000, April 1, 2003, etc.), each Participant shall receive a payment in shares of Stock equal to:

     a. One-half of the dollar value of his or her Participant Account with such "dollar value" determined as set forth in (3)(a) and (b) above; divided by

     b.   $22.13 (Stock price on 12/31/92); and

     c. Rounded to the next highest whole number which will represent the number of shares of Stock to be paid out.

5.   The following is an example of this Stock Payout calculation:


          ---------------------------------------------------
          DOLLAR VALUE   ONE-HALF    DIVIDED BY     SHARE
           OF ACCOUNT    OF THIS       $22.13       PAYOUT
          ---------------------------------------------------
            $20,000       $10,000      451.88      452 shares
            $46,000       $23,000    1,039.31    1,040 shares
          ---------------------------------------------------

6. The actual dollar value of the Stock Payout will be more than one-half of the dollar value of the Participant Account if the actual market value of Company Stock is over $22.13, and less than such amount if the Stock price is under $22.13.

7. At Payout the Stock will be transferred to the Participant with full rights of ownership and the then dollar value of such Stock is expected to constitute taxable income to the Participant.

J.   PERSONAL PERFORMANCE

1. The CEO shall evaluate the Personal Performance of every Participant, other than a Participant who is an officer or other person subject to Section 16 of the Exchange Act, each fiscal year, and the Committee shall do the same for each Participant who is an officer or other person subject to Section 16 of the Exchange Act. The evaluations of performance made by the CEO shall be reviewed with the Committee.

2. Should the Personal Performance of any Participant be less than that expected from a key employee, the Committee (acting on a recommendation from the CEO in respect to any Participant other than a Participant who is an officer or other person subject to Section 16 of the Exchange Act) may, not withstanding any other provision of the Plan, eliminate or reduce any Annual Award otherwise payable.

K.   PERFORMANCE GOALS AND UNUSUAL EVENTS

1. Specific performance goals established for any fiscal year shall not normally be altered or otherwise adjusted. However, in the event of highly unusual circumstances or significant events which render established goals totally inconsistent with the purposes and intents of the Plan, the Committee may adjust such goals during a fiscal year.

L.   MISCELLANEOUS AND ADMINISTRATIVE PROVISIONS

1. All calculated amounts under the Plan shall be rounded to the next higher whole dollar (or full Stock share) amount.

2. All Payouts, whether in dollars or Stock, shall be subject to all applicable Federal, State, and local taxation and shall be subject to all applicable withholding for such taxation.

3. Payouts, whether in cash or Stock, shall not count as "compensation" for the purpose of any benefit plan of the Company. Awards credited to Participant Accounts, may, however be used for the purpose of calculations for the Supplemental Retirement Plan For Designated Officers as adopted by the Board of Directors in October 1993, or its successor plan(s).

4. Voluntary, irrevocable deferral of any or all Payouts, whether in cash or Stock, may be elected by Participants on terms approved by the Committee. Should a Stock Payout be deferred on such an elective basis, the dollar value of such a Payout will be fixed as of the original Payout date and not thereafter changed by increases or decreases in the market value of the Stock.

5. Participation in the SPP does not guarantee employment rights to any employee, and participation in the SPP in one fiscal year does not automatically result in participation in any subsequent year.

6. Each Participant shall be required to provide the Company with a written beneficiary designation for Plan purposes, and maintaining such designation shall be the sole responsibility of the Participant. In the event the beneficiary of record does not survive the Participant, any payments otherwise due shall be made to the Participant's estate.

7. The Company shall establish appropriate accounting reserves to recognize the liability of Annual Awards and periodic Payouts under the Plan.

8. No Award shall be transferable other than by will or the laws of descent and distribution. No Award may be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

9. Each Award under the Plan which is payable in Stock shall be subject to the requirement that if at any time the Company shall determine that the registration, qualification or listing of such Stock is required by any applicable Federal or State law or the rules or regulations of any applicable national securities exchange, or the consent or approval of any Federal or State governmental body (or the taking of any other action) is necessary or desirable, as a condition of, or in connection with, the delivery of such Stock, such Stock shall not be delivered until such registration, qualification, listing, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to the Plan bear a legend to the effect that the sale, transfer, or other disposition of the shares evidenced thereby may be made only in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

10. In the event of any stock split or combination, stock dividend, recapitalization, reorganization, merger, consolidation, partial liquidation, spin-off or other similar change materially affecting the fair market value of the Stock or the capitalization of the Company, the number and class of securities distributable under the Plan and the Payout terms affecting each outstanding Award shall be appropriately adjusted by the Committee.

11. No Participant shall have any rights as a shareholder of the Company with respect to any shares of Stock which may be distributed under the Plan unless and until a certificate with respect to such shares shall have been registered in the name of such Participant.

12. The Plan shall be submitted to the shareholders of the Company for approval and, if approved, shall become effective as of May 1, 1994 and shall supersede the Company's Key Employee Sustained Performance Plan (the "Prior Plan") in effect prior to such date. Awards hereunder may be made at any time on or after the effective date of the Plan. In the event that the Plan shall not be approved by the shareholders of the Company, the Plan and any Awards hereunder shall be void and of no force or effect, and the Prior Plan shall continue in full force and effect in all respects.

13. The Board of Directors of the Company may amend, modify or terminate the Plan at any time in its sole discretion, subject to shareholder approval to the extent required by applicable law; provided, however, that, except to the extent permitted by Section L.10 of the Plan, no amendment or modification shall be made without shareholder approval if such amendment or modification would increase the maximum number of shares of Stock available for issuance under the Plan. No amendment, modification or termination of the Plan shall impair the rights of any Participant with respect to any outstanding Award to such Participant or his or her Participant Account without the consent of such Participant.

                                 IOWA-ILLINOIS
                            GAS AND ELECTRIC COMPANY
                            ------------------------
                                ENERGY IN ACTION

THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT THE MARK OF THE QUAD CITIES,
        1201 RIVER DRIVE, MOLINE, ILLINOIS, ON APRIL 28, 1994 AT 10 A.M.
THE ENCLOSED PROXY STATEMENT CONTAINS ADDITIONAL INFORMATION ABOUT THE MEETING.

Your proxy is printed at the bottom of this page. Please mark your vote on the four issues, and sign and date the proxy. (If you wish to vote with the directors' recommendations, you may simply sign and date the proxy. No designation is needed.) After you have voted, please detach the proxy from this notice, and return it in the enclosed envelope to the Company. This will help save the expense of follow-up letters to shareholders who have not responded.
If you do not return your proxy, your shares will not be represented or voted at the meeting.

TEAR HERE                           TEAR HERE                          TEAR HERE
- --------------------------------------------------------------------------------
                     IOWA-ILLINOIS GAS AND ELECTRIC COMPANY

             PROXY FOR ANNUAL SHAREHOLDERS' MEETING, APRIL 28, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RECORD DATE:           HOLDINGS:           ACCOUNT:           PROXY:

Please sign your name(s) exactly as shown, date the proxy, and mail it promptly in the enclosed envelope. Please give your full title when signing as attorney, executor, administrator, trustee, or guardian. For JOINT HOLDERS, all should sign.

                          _________________________ Dated _______________

                          _________________________ Dated _______________
                               Signature(s)

Stanley J. Bright, Lance E. Cooper, and Stephen E. Shelton, and any of them, are hereby appointed proxies with power of substitution to vote as specified in this Proxy all Preferred Shares, all Preference Shares and all Common Shares which the shareholder is entitled to vote at the annual meeting of shareholders of Iowa-Illinois Gas and Electric Company to be held on April 28, 1994, and at any adjournment thereof, including authority to vote on the election of directors in the manner specified below and, in their discretion, upon all other matters as may be properly brought before such meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1.  ELECTION OF BOARD OF DIRECTORS  /_/ FOR ALL nominees
    /_/ WITHHOLD AUTHORITY to vote for ALL nominees

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE CHECK THE FOR BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

    Nominees:  S. Bright, J. Colloton, L. Cooper, F. Cottrell, W. Fletcher,
               M. Foster, N. Seifert, S. Shelton, S. Tinsman, L. Woodruff

    NOTE: If you grant authority to vote for one or more nominees, unless you otherwise specify below you will authorize the proxies to cumulate all votes which you are entitled to cast and to allocate such votes among such nominees as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected. To specify a different manner of cumulative voting, write "Cumulate For," the number of votes and the name(s) of the nominee(s) below. See "Election of Directors -- Cumulative Voting" in the accompanying proxy statement for further information.

2. Amendment of the First Restated Articles of Incorporation with respect to director's personal monetary liability as permitted by recent changes to Illinois corporation law:


/_/ FOR   /_/ AGAINST   /_/ ABSTAIN (Having the same affect as a vote AGAINST)

3. Adoption of the Company's Key Employee Sustained Performance Plan under which the Company may issue from time to time up to 100,000 of its Common Shares:

/_/ FOR   /_/ AGAINST   /_/ ABSTAIN (Having the same affect as a vote AGAINST)

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
4. Consideration of a shareholder proposal concerning executive compensation:

/_/ FOR   /_/ AGAINST   /_/ ABSTAIN (Having the same affect as a vote AGAINST)

   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND AGAINST ITEM 4.

SHAREHOLDER SERVICES, 206 EAST SECOND STREET, P.O. BOX 435P, DAVENPORT, IOWA, 52806-4350, TELEPHONE: LOCAL 319-326-7266 TOLL FREE 1-800-374-4443


PAGE WHERE
GRAPHIC APPEARS    DESCRIPTION OF GRAPHIC OR CROSS-REFERENCE
- ----------------------------------------------------------------------------
       2           Photograph of Stanley J. Bright, nominee for director

       2           Photograph of John W. Colloton, nominee for director

       3           Photograph of Lance E. Cooper, nominee for director

       3           Photograph of Frank S. Cottrell, nominee for director

       3           Photograph of William C. Fletcher, nominee for director

       3           Photograph of Mel Foster, Jr., nominee for director

       3           Photograph of Nancy L. Seifert, nominee for director

       4           Photograph of Stephen E. Shelton, nominee for director

       4           Photograph of W. Scott Tinsman, nominee for director

       4           Photograph of Leonard L. Woodruff, nominee for director

      15           Performance graph of Comparison of Five Year Cumulative
                     Return Among Iowa-Illinois Gas and Electric Company,
                     the S&P 500 Index and the S&P Utilities Index
- ----------------------------------------------------------------------------